Exhibit 99.1

Ondas Completes Strategic Acquisition of American Robotics

Strengthens Leadership Position in Industrial Data Markets
with Enhanced Connectivity and Remote Data Collection

NANTUCKET & MARLBOROUGH, Mass.– August 5, 2021 –(BUSINESS WIRE) -- (NASDAQ:ONDS)-- Ondas Holdings Inc. (“Ondas”), a developer of proprietary, software-based wireless broadband technology, announced today that it has completed the acquisition of American Robotics, Inc. (“American Robotics”), a leading developer of highly automated commercial drone systems and the first company approved by the FAA to operate its drones beyond-visual-line-of-sight (“BVLOS”) without a human operator on-site. The combination of the two companies will enable Ondas Networks and American Robotics to provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities. Ondas received overwhelming support from its shareholders with approximately 99.7 percent of the votes cast supporting the acquisition.

American Robotics brings together best-in-class IP, a Robot-as-a-Service business model, and its historic FAA approvals to deliver an industrial drone service capable of unlocking the $100 billion commercial drone market. Unlike other drone technology, American Robotics’ Scout System™ provides an unmatched level of autonomy, safety, and analytics with its industrial-grade design and advanced, AI-powered software. The Scout System™ is the ultimate data gathering and processing solution at the edge of industrial field area networks which can be integrated into a mission-critical wireless network powered by Ondas’ FullMAX technology. American Robotics’ highly automated drones are capable of conducting up to 20 automated flights per day without having a single pilot or visual observer on the ground.

In April 2021, Ondas advanced American Robotics a $2 million loan in order to begin scaling their customer support and sales organization, leveraging their recent first-of-a-kind FAA approval for automated drones. These efforts have already begun to show success. On July 8, 2021, Stockpile Reports, a data solutions provider to the bulk materials industry serving over 300 companies in 48 countries, selected the Scout System™ to build out its automated drone program. The bulk materials industry is a large industrial market with more than 10,000 sand and gravel mines and more than 3,000 ready mix and asphalt plants in the U.S. alone. Then, on July 14, 2021, American Robotics announced that it received a purchase order from a Fortune 100 oil and gas company for the Scout System enabling American Robotics to expand into its next major industrial market. The oil & gas industry represents a new major market for American Robotics with more than 90,000 oil and gas wells currently in the U.S. and over 500,000 miles of pipeline that require constant monitoring and inspection.

“We are thrilled to have the American Robotics’ team join us in supporting Ondas’ next phase of growth,” said Eric Brock, Chairman and CEO of Ondas. “The acquisition is especially timely pending legislation under consideration by Congress to significantly improve the nation’s infrastructure. American Robotics, with its best-in-class industrial drone platform and first-of-its-kind FAA approvals, is positioned to open the burgeoning market for industrial drones. We have already begun investing to help build and scale the American Robotics team and customer support and field capabilities. Ondas brings deep industrial technology expertise and growth capital to help accelerate Scout System™ adoption. We intend to build a powerful, market-leading industrial drone business providing highly-valued critical data solutions to our industrial customers and ecosystem partners.”

“Our focus on bringing robotics out of the lab and into real world applications is at the heart of everything we do at America Robotics,” said Reese Mozer, CEO and co-founder of American Robotics. “Together with Ondas, we will further accelerate the adoption of drones for commercial and industrial applications by connecting with Ondas’ customers and ecosystem partners in critical infrastructure markets. The entire American Robotics team is excited to continue working hard to advance the commercial drone market and bring real benefits to users in need of improved data collection.”

Mr. Brock concluded, “In the six months since receiving its FAA approvals, American Robotics has increased business development activity in key industrial sectors by 80 percent. Ondas will support this continued growth through the continued advancement and development of American Robotics’ technology. Also, this acquisition will enable American Robotics to access Ondas’ industrial customers and worldwide distribution partners.”

Akerman LLP served as legal counsel for Ondas, and Hogan Lovells acted as legal counsel for American Robotics.

About Ondas Holdings Inc.

Ondas Holdings Inc., through its wholly owned subsidiary, Ondas Networks Inc., is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. The Company’s standards-based, multi-patented, software-defined radio FullMAX platform enables MC-IoT applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. These markets require reliable, secure broadband communications over large and diverse geographical areas, many of which are within challenging radio frequency environments. Customers use the Company's FullMAX technology to deploy their own private licensed broadband wireless networks. The Company also offers mission-critical entities the option of a managed network service. Ondas Networks’ FullMAX technology supports IEEE 802.16s, the new worldwide standard for private licensed wide area industrial networks. For additional information, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. Information on our website and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

About American Robotics, Inc.

American Robotics (“AR”), a wholly-owned subsidiary of Ondas, is a company focused on designing, developing, and marketing industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. AR was founded by leading roboticists from Carnegie Mellon and Stanford with a shared vision for bringing robotic technology out of the lab and into the real-world to solve global challenges.

Investor Relations:

Michael Bowen

ICR, Inc. for Ondas

Michael.Bowen@icrinc.com

Media Contacts:

Stewart Kantor, CFO

Ondas Holdings Inc.

888.350.9994 Ext. 1009

ir@ondas.com

Chelsea Higgins

BIGfish Communications for American Robotics

americanrobotics@bigfishpr.com

617.713.3800

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